SIDLEY AUSTIN llp 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

Exhibit 8.1

September 10, 2008

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

We have acted as special tax counsel to JPMorgan Chase & Co., a corporation incorporated under the laws of Delaware (the “Company”), in connection with the preparation and filing of pricing supplement no. 1542 dated September 8, 2008 relating to $2,000,000 Principal Protected Notes Linked to the Dow Jones — AIG Commodity IndexSM due September 13, 2011 (the “Pricing Supplement”) to product supplement no. 32-XI dated August 1, 2008 relating to Principal Protected Notes Linked to a Weighted Basket Consisting of the AMEX Hong Kong 30 Index, the Dow Jones EURO STOXX 50® Index, the Dow Jones — AIG Commodity IndexSM, the S&P GSCITM Excess Return Index, the S&P GSCITM Agriculture Index Excess Return, the S&P GSCITM Energy Index Excess Return, the S&P GSCITM Industrial Metals Index Excess Return, the S&P GSCITM Livestock Index Excess Return, the S&P GSCITM Precious Metals Index Excess Return, the FTSETM 100 Index, the FTSE/Xinhua China 25 Index, the Korea Stock Price Index 200, the MSCI EAFE® Index, the iShares® MSCI Emerging Markets Index Fund, the MSCI Taiwan Index, the MSCI Singapore Index, the Nikkei 225 Index, the Russell 2000® Index, the Russell 3000® Index and the S&P 500® Index, or Linked to Any One of the Foregoing (the “Product Supplement”) to a prospectus supplement dated October 12, 2006 (the “Prospectus Supplement”) for the Company’s Global Medium-Term Notes, Series E, Global Warrants, Series E and Global Units, Series E, relating to a prospectus dated December 1, 2005 (the “Prospectus”) contained in the Company’s Registration Statement on Form S-3ASR (Registration Statement No. 333-130051) (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

In our opinion, the discussions under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Taxed as Contingent Payment Debt Instruments” in the Pricing Supplement, subject to the conditions and limitations described therein, set forth the material U.S. federal income tax considerations applicable generally to holders of the securities offered pursuant to the Pricing Supplement as a result of the ownership and disposition of such securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Taxed as Contingent Payment Debt Instruments” in the Pricing Supplement.  By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Sidley Austin llp